Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vital Energy, Inc. for the registration of 3,370,497 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2023, with respect to the consolidated financial statements of Vital Energy, Inc., and the effectiveness of internal control over financial reporting of Vital Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
November 1, 2023